Exhibit (a)(5)


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PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE



MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100

April 1, 2005
..

           MPF DEWAAY PREMIER FUND, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF SPECIAL FUND 8, LLC; MP VALUE FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD., L.P.; ACCELERATED HIGH YIELD INSTUTIONAL INVESTORS, LTD., L.P.; MP FALCON FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MPF INCOME FUND 22, LLC; MPF DEWAAY FUND 2, LLC; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6-A, LLC; MPF ACQUISITION CO. 3, LLC; MORAGA GOLD, LLC; STEVEN GOLD; MPF-NY 2005, LLC; and MACKENZIE PATTERSON FULLER, INC. (the "Bidders") have increased the Offer Price and extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP, a Delaware Limited Partnership (the "Partnership"). The expiration date has been extended through April 21, 2005, and the Offer Price have been increased to $20.00.

As of the date hereof, a total of 9,970 Units of the Partnership have been tendered by securities holders and not withdrawn. No other Units have been tendered to date.

         For further information, contact Christine Simpson at the above telephone number.